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                                                                     EXHIBIT 5.1

                       [Letterhead of Baker Botts L.L.P.]


September 4, 2002


CenterPoint Energy, Inc.
1111 Louisiana
Houston, Texas  77002


Ladies and Gentlemen:

                  As set forth in Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to the Registration Statement on Form S-8 (Registration No. 333-98271) to be filed by CenterPoint Energy, Inc. d/b/a Reliant Energy, Incorporated, a Texas corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to up to 10,000,000 shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock") and associated rights to purchase Series A Preferred Stock, par value $0.01 per share, of the Company (the "Rights"), which may be offered and sold from time to time pursuant to the Reliant Energy, Incorporated 1994 Long-Term Incentive Compensation Plan (the "Plan") certain legal matters in connection with the Shares subject to original issuance by the Company and the Rights associated therewith are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Post-Effective Amendment.

                  In our capacity as your counsel in the connection referred to above, we have examined the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date, the Rights Agreement dated as of January 1, 2002, between the Company and JPMorgan Chase Bank, as Rights Agent (the "Rights Agreement"), as amended to date, and have examined originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

                  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

                  1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Texas.



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                  2. In the case of Shares originally issued by the Company
         pursuant to the provisions of the Plan following due authorization of a particular award thereunder by a duly constituted and authorized committee of the Board of Directors of the Company as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of stock award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided therein, and, in the case of stock options, the exercise price thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

                  3. The issuance of the Rights associated with the Shares has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance from time to time in connection with the issuance of the associated Shares as provided above and in accordance with the terms of the Rights Agreement, the Rights associated with such Shares will be validly issued.

                  The opinion set forth in paragraph 3 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among stockholders.

                  This opinion is limited to the original issuance of Shares and Rights by the Company and does not cover shares of Common Stock and related Rights delivered by the Company out of shares and related Rights reacquired by it.

                  We are members of the Texas Bar and the opinions set forth above are limited in all respects to the laws of the State of Texas as in effect on the date hereof. Additionally, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post-Effective Amendment. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,

                                       BAKER BOTTS L.L.P.